UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 1, 2010

Senesco Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 George Street, Suite 420, New Brunswick, New Jersey	08901
(Address of Principal Executive Offices)	(Zip Code)

(732) 296-8400
(Registrant's telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard;Transfer of Listing.

On April 1, 2010, Senesco Technologies, Inc. (the “Company”) received a notice from the NYSE Amex LLC (“NYSE”) providing notification that, the Company does not meet one of the NYSE’s continued listing standards as set forth in Part 10 of the NYSE company guide and the Company has therefore become subject to the procedures and requirements of Section 1009 of the NYSE company guide.  Specifically, the Company is not in compliance with Section 704 of the NYSE company guide in that it failed to hold its annual meeting of stockholders during the year ended December 31, 2009.

To maintain an NYSE listing, the Company must submit a plan by April 15, 2010 advising the NYSE of action it has taken, or will take that would bring the Company into compliance with the continued listing standards by July 1, 2010. We are taking steps to prepare and submit such a plan to the NYSE on or before April 15, 2010.

The Listings Qualifications Department of the NYSE will evaluate the Company’s plan and determine whether it reasonably demonstrates the Company’s ability to regain compliance with the continued listing standards by July 1, 2010. If the NYSE accepts the Company’s plan, the Company may be able to continue its listing during the plan period provided that the Company demonstrates progress consistent with its plan and complies with other applicable NYSE listing qualifications. If the Company fails to submit a satisfactory plan or fails to demonstrate progress consistent with the plan accepted by the NYSE, the NYSE may initiate delisting procedures. During the plan period the Company will be subject to periodic review to determine whether the Company is making progress consistent with the plan.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated April 8, 2010 relating to the receipt of the NYSE notification.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: April 8, 2010	By:	/s/ Jack Van Hulst
Name: Jack Van Hulst
Title: President and Chief Executive Officer